CONTACTS

From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
Diccicco Battista Communications	American Realty Capital Properties, Inc.
tdefazio@dbcworks.com	bblock@arlcap.com
Ph: (484-342-3600)	Ph: (212-415-6500)

FOR IMMEDIATE RELEASE

American Realty Capital Properties Added to the MSCI US REIT Index

New York, New York, May 15, 2013 – American Realty Capital Properties, Inc. (“ARCP” or the “Company”) (NASDAQ: ARCP) announced today its inclusion in the MSCI US REIT Index (the “Index”), according to a release from MSCI announcing changes in the constituents for the Index. ARCP's inclusion into the Index will become effective on Monday, June 3, 2013. According to MSCI, the MSCI US REIT Index, “broadly and fairly represents the equity REIT opportunity set with proper investability screens to ensure that the Index is investable and replicable. The Index reflects approximately 85% of the US REIT universe.”

“We are extremely gratified with American Realty Capital Properties’ inclusion into the MSCI US REIT Index,” said Nicholas S. Schorsch, Chairman and Chief Executive Officer of ARCP. “This action represents a natural and important progression in our maturity as a public company. We continue to make significant progress in achieving a number of important initiatives we have set forth for the Company in 2013. The inclusion into the MSCI US REIT Index is one of these major mileposts.”

About the Company

ARCP is a publicly traded Maryland corporation listed on The NASDAQ Global Select Market that qualified as a real estate investment trust for U.S. federal income tax purposes for the taxable year ended December 31, 2011, focused on acquiring and owning single tenant freestanding commercial properties subject to net leases with high credit quality tenants. Additional information about the ARCP can be found on its website at www.arcpreit.com. ARCP may disseminate important information regarding the Company and its operations, including financial information, through social media platforms such as Twitter, Facebook and LinkedIn.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as "anticipate," "believe," "expect" and "intend" indicate a forward-looking statement, although not all forward-looking statements include these words.